EXHIBIT (a)(1)(vi)

EMAIL COMMUNICATION TO CERTAIN OFFICERS OF ESS TECHNOLOGY DATED NOVEMBER 29, 2004

To:	Stock Option Exchange Eligible Employees
From:	James Boyd
Date:	November 29, 2004
Re:	ESS Stock Option Exchange Program Commencement

Internal Communication

In connection with the ESS Stock Option Exchange Program, which commenced today, November 29, 2004, employees with stock options are being mailed the Offer to Exchange Certain Outstanding Stock Options (Tender Offer Document) and the Offer to Exchange Certain Outstanding Stock Options Election Form, which I have attached below for your review. The Offer to Exchange Certain Outstanding Stock Options also includes Frequently Asked Questions.

The ESS Stock Option Exchange program begins today, November 29, 2004, and ends on December 27, 2004 at 5:00 p.m. Pacific (California) Time.

WHAT WE WANT YOU TO DO

•	Read carefully through all the attached materials

•	Address any questions to the Stock Administrator at stockadmin@esstech.com or (510) 492-1377

•	Encourage employees to read their communication materials carefully

•	Remind employees of the deadlines

•	Direct employees with questions to the Stock Administrator

•	Direct employees to consult with their own financial advisor as to their decision to participate in the exchange program

•	Understand your role, especially on your communication with employees

WHAT YOU CANNOT SAY OR DO

•	You cannot advise employees as to their participation in the exchange program

•	You cannot encourage or discourage employees to exchange or not exchange their eligible options

•	You cannot interpret any communication for employees, simply repeat what is stated in the documents

Please note that the tender offer will only be made through an offer to purchase and a related tender offer statement, which is being distributed today to all eligible employees. The materials also will be available free of charge at www.esstech.com and the SEC’s web site at http://www.sec.gov.

Please review this material carefully and contact the Stock Administrator at stockadmin@esstech.com or (510) 492-1377 with any questions.

James Boyd